#53Q – December 1, 2006	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Provides Update on Growth Initiatives,
Announces 2007 Earnings Guidance, Stock Buyback and Acquisitions
Hartsville, S.C. — Sonoco (NYSE: SON) Chairman, President and Chief Executive Officer Harris E. DeLoach, Jr., and Charles J. Hupfer, senior vice president and chief financial officer, today provided an update on the Company’s growth initiatives and financial expectations at Sonoco’s annual meeting with the investment community in New York City.
According to Hupfer, Sonoco expects base earnings per diluted share for 2007 of $2.28 to $2.31, compared with the Company’s previously announced 2006 base earnings per diluted share estimate of $2.11 to $2.13. Both years’ estimates do not assume any restructuring or other one-time charges or a significant change in general economic conditions that might impact the Company’s operating results. Sonoco previously estimated fourth quarter 2006 base earnings per diluted share to be in a range between $.53 and $.55 per diluted share.
Stock Repurchase
DeLoach announced that Sonoco intends to repurchase approximately 1.5 million shares of outstanding common stock from available cash in open market transactions during 2007. “The company had previously announced its intent to repurchase, from time to time, at least enough common stock to offset the dilution from options,” said DeLoach, adding that the Company repurchased 2.5 million shares of common stock during the first four months of 2006 at a cost of about $83 million.
Following the 2006 stock repurchase, Sonoco’s Board of Directors authorized the repurchase of up to five million more shares. As of September 24, 2006, Sonoco had about 99.6 million shares of common stock outstanding.
Growth Strategy Highlighted
DeLoach pointed out that Sonoco has grown top-line sales at about a 6 percent compound annual average growth rate since 2000, up from 4.6 percent from the prior five years, excluding divested businesses. In commenting on Sonoco’s growth strategy, DeLoach said, “We have made significant progress in growing our top-line over the past several years by focusing on making strategic acquisitions and joint ventures; geographic expansion in response to customer and market requirements; providing total solutions to consumer product
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companies’ packaging supply chain requirements; and strengthening our organic sales growth funnel while developing new products and services to meet changing consumer needs.”
Sonoco Acquires Clear Pack Company and Remaining Interest in Demolli Joint Venture
DeLoach said about 60 percent of Sonoco’s sales growth since 2000 has come from acquisitions and joint ventures, including 18 transactions completed since 2004 and six transactions in 2006. DeLoach announced the completion of one of those transactions today as Sonoco’s wholly owned subsidiary, Sonoco-Alcore, S.a.r.l, acquired the remaining 75 percent interest in Demolli Industria Cartaria S.p.A., Italy’s largest manufacturer of tubes, cores and recycled paperboard.
Demolli has annual sales of approximately $60 million and the transaction is expected to be slightly accretive to Sonoco’s earnings in 2007. Demolli operates three tube and core manufacturing facilities and a recycled paperboard mill, serving markets in Italy and southern Europe. In commenting on the transaction, DeLoach said, “This transaction further strengthens our competitive position in Europe, allowing us to fully integrate our European operations and better leverage our worldwide tube, core and paper manufacturing capabilities.”
As previously reported, Sonoco purchased from Ahlstrom Corporation of Finland its 35.5 percent interest in Sonoco-Alcore, S.a.r.l. in October 2006. This transaction, combined with the Demolli acquisition, gives Sonoco 100 percent interest in 30 tube and core plants and seven paper mills in Europe.
DeLoach also reviewed the recent acquisition of Clear Pack Company, a privately held manufacturer of thermoformed and extruded plastic materials and containers, based in Franklin Park, Ill., just outside Chicago. Clear Pack has annual sales of $45 million and operates a large manufacturing and warehouse facility in Franklin Park that produces thermoformed and extruded plastic containers used for single-serve condiments, fresh produce and other food service packaging. In commenting on the transaction, DeLoach said, “This is a strategic acquisition that will significantly expand Sonoco’s rigid plastics capabilities.”
Geographic Expansion
DeLoach said that Sonoco continues to focus on geographic expansion as an important growth tool, especially in response to customer or market needs. “We recently started up a new protective packaging line in Kaiping, China, for use by a large exercise equipment manufacturer and are testing development of a similar production line in Turkey for a large European appliance maker,” DeLoach said. “In addition, we recently received a five-year contract to provide fulfillment services to the LEGO Group, which we are performing at a temporary facility in Poland. In the first quarter of 2007, we expect to be in a new leased Service Center in Strykow, Poland, where we will handle the LEGO business and European promotional packaging for Gillette Personal Care.”
Sonoco to Add New Blow-Molded Rigid Plastic Production Capacity in 2007
Highlighting Sonoco’s sales growth through organic and new product development, DeLoach said that Sonoco recently obtained a multiyear supply agreement with Abbott Laboratories’ Ross Products Division to supply eight-ounce blow-molded, rigid plastic bottles for Ensure® Nutritional Drinks, beginning in March 2007.
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“The first phase of this expansion will have us producing blow-molded bottles from our existing Wausau, Wis., plant by the end of the first quarter of 2007,” said DeLoach. “The second phase will have us starting up a new plant with multiple blow molders in Columbus, Ohio, by the end of December 2007. We are excited about this new business development and the further expansion of our rigid plastic capabilities.”
DeLoach said that through the third quarter of 2006, Sonoco had generated sales from new products of approximately $66 million, up 15 percent from the same period in 2005. “Our goal over the next few years is annual sales from new products in the $100 million to $125 million range,” he said.
DeLoach showed a number of Sonoco’s award-winning packaging innovations for 2006 and new packaging launches planned for 2007 in flexible, rigid paper and rigid plastic packaging. Some of the new products discussed included:
•	The revolutionary Snack ‘n Seal™ easy-opening and reclosing flexible packaging, developed in coordination with Kraft Foods and currently in seven lines of its Nabisco-brand Chips Ahoy!® and Newtons® cookies. The unique packaging received several awards in 2006, including the DuPont Gold Award for Packaging Innovation. A second generation technology for this packaging, which is proprietary to Sonoco, is currently undergoing testing and is expected to be used in other Kraft cookie lines in 2007.
•	A high-barrier, single-serve flexible package for Procter & Gamble’s recently launched Pringles® minis potato crisps.
•	The first commercial application of Sonoco’s shatterproof coating used in the Company’s Sonotort™ retort pouches, which will be introduced in 2007 for Mississippi-based Now Foods’ new heat-and-eat Rice Now!®. The high-barrier technology is resistant to flex cracking, an unsightly phenomenon in which the laminate becomes marked with stress fractures as a result of handling during converting, packaging and distribution.
•	Dor-Pak® rectangular composite pails used by Preen® Lawn Fertilizer as well as other applications. The popular Dor-Pak technology was acquired as part of the Company’s October 2006 acquisition of Cin-Made Packaging of Cincinnati.
•	Sonoco’s popular Sono-wrap® single-wrap paperboard packaging being used by United Kingdom-based Aimia Foods’ Galaxy® Hot Chocolate Bliss drink mix.
•	A new consumer-friendly composite can conversion from an all-metal can for Leite Gloria, a popular powdered milk beverage made and marketed in Brazil by Parmalat. Sonoco has made a number of conversions of milk-based products to paper cans during 2006 as a result of customers’ increased preference for a cost-effective alternative to all-metal cans due to higher steel and aluminum prices.
•	DryTech™ water-repellant covering for newsprint roles introduced by the Cascade Sonoco joint venture.
•	Sonoco’s new Duro-Block™ pallet blocks, which are manufactured using recycled treated wood, and provide twice the durability of standard wood blocks to help extend the life of pallets.
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•	Sonoco’s patented SonoPost® corner posts and braces, which have been expanded into new applications to protect exercise equipment and office furniture along with Sonoco’s market-leading position in the appliance sector.
Conclusion
“We have never been more optimistic about Sonoco’s ability to sustain profitable growth. We expect average annual cash flow from operations of approximately $350 million to $400 million in 2006 and 2007 due to our continued growth and efforts to reduce working capital. We are continuing to improve margins by focusing on structural cost reductions and productivity improvements. We are targeting cost reduction initiatives primarily in our international operations, with particular emphasis on Europe, which we expect will improve operating results,” DeLoach said.
“Overall, I remain cautiously optimistic about the U.S. economy, although some downturn, such as we are seeing in housing starts, is likely, given higher interest rates,” DeLoach concluded. “However, our paper mills have been running full throughout 2006, and our tube and core volumes have remained strong. And, I remain excited about the outlook for growing our consumer businesses.”
About Sonoco
Founded in 1899, Sonoco is a $3.5 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
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•	Availability and pricing of raw materials;
•	Success of new product development and introduction;
•	Ability to maintain or increase productivity levels and contain or reduce costs;
•	International, national and local economic and market conditions;
•	Fluctuations of obligations and earnings of pension and postretirement benefit plans;
•	Ability to maintain market share;
•	Pricing pressures and demand for products;
•	Continued strength of our paperboard-based tubes and cores and composite can operations;
•	Anticipated results of restructuring activities;
•	Resolution of income tax contingencies;
•	Ability to successfully integrate newly acquired businesses into the Company’s operations;
•	Currency stability and the rate of growth in foreign markets;
•	Use of financial instruments to hedge foreign currency, interest rate and commodity price risk;
•	Liability for remediation of environmental problems;
•	Actions of government agencies;
•	Loss of consumer confidence; and
•	Economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.